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Exhibit 23.02

CONSENT OF ERNST & YOUNG LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about April 13, 2005 pertaining to the 1999 Stock Option Plan, the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, of Dexcom, Inc. of our report dated January 22, 2005 except for Note 10, as to which the date is March 23, 2005, with respect to the financial statements of Dexcom, Inc. for the year ended December 31, 2004, included in its Registration Statement on Form S-1(No. 333-122454) filed with the Securities and Exchange Commission.

                      /s/  ERNST & YOUNG LLP

San Diego, California
April 13, 2005

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CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM